Pricing supplement No. 841BD To product supplement BD dated September 29,2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 19, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$1,100,000
95% Principal Protected Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar due March 25, 2013
General
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The notes are designed for investors who seek exposure to the potential appreciation of a basket of currencies consisting of the Brazilian real (“BRL”), the Australian dollar (“AUD”), the Norwegian krone (“NOK”) and the Canadian dollar (“CAD”) (each a “Basket Currency” and together the “Basket Currencies” or the “Basket”) relative to the U.S. dollar from the Trade Date to the Final Valuation Date. Investors should be willing to forgo interest payments, and to receive a return as low as -5% if the Basket level declines during the term of the notes, while seeking partial principal protection at maturity (5% of your principal is at risk). Any payment at maturity, including any partial principal protection, is subject to the ability of the Issuer to satisfy its obligations as they become due.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 25, 2013.
•	Denominations of $1,000 (the “Principal Amount”) and multiples thereof, and minimum initial investments of $1,000.
•	The notes priced on March 19, 2010 (the “Trade Date”) and are expected to settle on March 24, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Term:	3 years
Basket:	The notes are linked to an equally weighted basket that measures the performance of four currencies relative to the U.S. dollar.
	Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate	Basket Currency Performance Weighting
	Brazilian real (“BRL”)	U.S. dollar	Reuters Page: WMRSPOT09	4:00 p.m. London	1.79835	1/4
	Australian dollar (“AUD”)	U.S. dollar	Reuters page: WMRSPOT12	4:00 p.m. London	0.91625	1/4
	Norwegian krone (“NOK”)	U.S. dollar	Reuters page: WMRSPOT05	4:00 p.m. London	5.89455	1/4
	Canadian dollar (“CAD”)	U.S. dollar	Reuters Page: WMRSPOT09	4:00 p.m. London	1.01545	1/4
Currency of the Issue:	U.S. dollar (“USD”)
Payment at Maturity:	At maturity, you will be entitled to receive a payment in cash per $1,000 note Principal Amount, calculated as follows:
•	If the Basket Return is greater than or equal to zero:
$1,000 + $1,000 x (Participation Rate x Basket Return)
•	If the Basket Return is greater than or equal to -5%, but less than zero:
$1,000 + $1,000 x Basket Return
•	If the Basket Return is less than -5%:
Minimum Payment Amount
Participation Rate:	175%
Minimum Payment Amount:	$950.00, equal to 95% of the Principal Amount
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 x [1 + (BRL Performance x 1/4) + (AUD Performance x 1/4) + (NOK Performance x 1/4) + (CAD Performance x 1/4)]
The BRL Performance, AUD Performance, NOK Performance and CAD Performance refer to the Currency Performance for the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar, respectively.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level
Currency Performance:	For the Brazilian real, the Norwegian krone and the Canadian dollar, the Currency Performance will be calculated as follows:
Initial Spot Rate – Final Spot Rate Initial Spot Rate
For the Australian dollar, the Currency Performance will be calculated as follows:
Final Spot Rate – Initial Spot Rate
Final Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate on the Trade Date, as set forth in the table above.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the Calculation Agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.”  The Spot Rates for the Brazilian real, the Norwegian krone and the Canadian dollar are expressed as units of the respective currency per U.S. dollar, while the Spot Rate for the Australian dollar is expressed as units of U.S. dollars per Australian dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this pricing supplement.

Trade Date:	March 19, 2010
Final Valuation Date :	March 20, 2013
Maturity Date:	March 25, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 Y2 3 / US2515A0Y235
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per note	$1,000.00	$7.50	$992.50
Total	$1,100,000.00	$8,250.00	$1,091,750.00

(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement. The notes will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 Principal Amount.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,100,000.00	$78.43

Deutsche Bank Securities

March 19, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with product supplement BD dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BD dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Payment at Maturity for Each $1,000 Note Principal Amount

The table below illustrates the Payment at Maturity for a $1,000 note Principal Amount for a hypothetical range of performances for the Basket.  The table below uses an Initial Basket Level of 100.00 and a Participation Rate of 175%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return
135.00	35.00%	$1,612.50	61.25%
130.00	30.00%	$1,525.00	52.50%
125.00	25.00%	$1,437.50	43.75%
120.00	20.00%	$1,350.00	35.00%
115.00	15.00%	$1,262.50	26.25%
110.00	10.00%	$1,175.00	17.50%
105.00	5.00%	$1,087.50	8.75%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$980.00	-2.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$950.00	-5.00%
50.00	-50.00%	$950.00	-5.00%
40.00	-60.00%	$950.00	-5.00%
30.00	-70.00%	$950.00	-5.00%
20.00	-80.00%	$950.00	-5.00%
10.00	-90.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%

95% Principal Protected Notes Linked to the Performance of a
Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 20% from the Initial Basket Level of 100.00 to a Final Basket Level of 120.00.

The Basket Return is calculated as follows:

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
Basket Return = (120.00 – 100.00) / 100.00 = 20%

Because the Basket Return of 20% is greater than or equal to zero, the Payment at Maturity is calculated as follows:

Payment at Maturity = $1,000 + $1,000 x (Participation Rate x Basket Return)
Payment at Maturity = $1,000 + $1,000 x (175% x 20%) = $1,000 + $350
Payment at Maturity = $1,350.00

In this example, you would be entitled to receive a Payment at Maturity equal to $1,350.00 per $1,000 note Principal Amount.

Example 2: The level of the Basket decreases by 2% from the Initial Basket Level of 100.00 to a Final Basket Level of 98.00.

The Basket Return is calculated as follows:

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
Basket Return = (98.00 – 100.00) / 100.00 = -2%

Because the Basket Return of -2% is greater than or equal to -5%, but less than zero, the Payment at Maturity is calculated as follows:
Payment at Maturity = $1,000 + $1,000 x Basket Return
Payment at Maturity = $1,000 + $1,000 x -2% = $1,000 – $20
Payment at Maturity = $980.00

In this example, you would be entitled to receive a Payment at Maturity equal to $980.00 per $1,000 note Principal Amount.

Example 3: The level of the Basket decreases by 30% from the Initial Basket Level of 100.00 to a Final Basket Level of 70.00.

The Basket Return is calculated as follows:

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
Basket Return = (70.00 – 100.00) / 100.00 = -30%

Because the Basket Return of -30% is less than -5%, you would be entitled to receive a Payment at Maturity of $950.00 per $1,000 note Principal Amount, the Minimum Payment Amount on the notes.

Selected Purchase Considerations

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UPSIDE LEVERAGE AND PARTIAL PROTECTION AT MATURITY — You will be entitled to receive at least 95% of the Principal Amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. The notes provide the opportunity for enhanced returns by multiplying any positive Basket Return by the Participation Rate of 175%. You should be willing to lose up to 5% of your initial investment if the Final Basket Level is less than the Initial Basket Level. Because the notes are our senior unsecured obligations, payment of any amount at maturity, including any principal protection, is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the notes is linked to the performance of a basket of four currencies, which we refer to as the Basket Currencies, relative to the U.S. dollar, and will enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. dollar during the term of the notes. Accordingly, the level of the Basket increases if the Basket Currencies appreciate in value relative to the U.S. dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the contingent payment, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any Basket Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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MARKET RISK — The notes do not guarantee the full return of your investment.  The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. The principal protection feature covers only 95% of your initial investment. If the Final Basket Level is less than the Initial Basket Level, you will lose 1% of your initial investment for each 1% decline in the Basket level from the Initial Basket Level to the Final Basket Level, up to a maximum loss of 5%. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE NOTES DO NOT PAY INTEREST – You will not receive interest payments on the notes during the term of the notes.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the notes. The Payment at Maturity on the notes, including any principal protection, is subject to our creditworthiness.

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THE YIELD ON THE NOTES MAY BE NEGATIVE AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — If the Final Basket Level is less than the Initial Basket Level, you will lose some of your initial investment. Even if the Basket Return is positive, the return on the notes at maturity may not be sufficient to compensate you for any opportunity cost, taking into account inflation over the term of the notes and other factors relating to the time value of money.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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THE ORIGINAL ISSUE PRICE OF THE NOTES INCLUDES THE AGENTS’ COMMISSION AND THE ESTIMATED COSTS OF HEDGING OUR OBLIGATIONS UNDER THE NOTES THROUGH ONE OR MORE OF OUR AFFILIATES – As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

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THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four Currency Performances with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Basket Currencies include the Brazilian real, the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Brazilian real, and, consequently, the return on the notes.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as Calculation Agent, being unable to determine the Basket Returns using its normal means. The resulting discretion by the Calculation Agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the notes and the Calculation Agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the

Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the Calculation Agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;
•	the time to maturity of the notes;
•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;
•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;
•	a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether any of the USD/BRL Spot Rate, the AUD/USD Spot Rate, the USD/NOK Spot Rate and the USD/CAD Spot Rate will rise or fall. The USD/BRL Spot Rate, the AUD/USD Spot Rate, the USD/NOK Spot Rate and the USD/CAD Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation

Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the Calculation Agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the USD/BRL mid-spot rate, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT09” or any successor page at approximately 4:00 p.m., London time, on such date of calculation.

The Spot Rate for the Australian dollar on each date of calculation will be the AUD/USD dollar mid-spot rate, expressed as the amount of U.S. dollars per one Australian dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” or any successor page at approximately 4:00 p.m., London time, on such date of calculation.

The Spot Rate for the Norwegian krone on each date of calculation will be the USD/NOK mid-spot rate, expressed as the amount of Norwegian kroner per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT05” or any successor page at approximately 4:00 p.m. London time, on such date of calculation.

The Spot Rate for the Canadian dollar on each date of calculation will be the USD/CAD dollar mid-spot rate, expressed as the amount of Canadian dollars per one U.S. dollar, for settlement in one business day, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT09” or any successor page at approximately 4:00 p.m., London time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the Calculation Agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The Calculation Agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the Calculation Agent from determining such value or amount in the ordinary manner, the Calculation Agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Historical Information

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Basket Return were calculated by setting the level to 100 on March 19, 2010 and measured retrospectively to January 31, 2000. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through March 19, 2010. The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth above) or of the historical or future performance of the Basket. We cannot give you any assurance that the performance of the Basket will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the notes. For the Brazilian real, the Norwegian krone and the Canadian dollar, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. For the Australian dollar, a higher exchange rate for a given year indicates a strengthening of that Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from March 20, 2000 through March 19, 2012. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Brazilian real
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 19, 2010
(expressed as units of Brazilian reais per U.S. dollar)

Brazilian real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010 (through March 19, 2010)	1.8975	1.7155	1.8007

Past performance is not indicative of future performance.

Australian dollar
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 19, 2010
(expressed as units of U.S. dollars per Australian dollar)

Australian dollar	High	Low	Period End
2000	0.6687	0.5071	0.5588
2001	0.5726	0.4776	0.5095
2002	0.5778	0.5053	0.5616
2003	0.7538	0.5611	0.7520
2004	0.8006	0.6778	0.7803
2005	0.7990	0.7235	0.7328
2006	0.7930	0.7016	0.7885
2007	0.9401	0.7675	0.8751
2008	0.9850	0.6009	0.7027
2009	0.9406	0.6249	0.8977
2010 (through March 19, 2010)	0.9328	0.8579	0.9163

Past performance is not indicative of future performance.

Norwegian krone
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 19, 2010
(expressed as units of Norwegian kroner per U.S. dollar)

Norwegian krone	High	Low	Period End
2000	9.6337	7.8675	8.8031
2001	9.4870	8.5035	8.9632
2002	9.1445	6.9227	6.9370
2003	7.7147	6.6025	6.6652
2004	7.1859	6.0306	6.0805
2005	6.8231	6.0604	6.7442
2006	6.8626	5.9810	6.2356
2007	6.4988	5.2428	5.4371
2008	7.3144	4.9439	6.9538
2009	7.2969	5.5126	5.7935
2010 (through March 19, 2010)	6.0447	5.5976	5.8994

Past performance is not indicative of future performance.

Canadian dollar
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 19, 2010
(expressed as units of Canadian dollars per U.S. dollar)

Canadian dollar	High	Low	Period End
2000	1.5628	1.432	1.4991
2001	1.6052	1.4902	1.5930
2002	1.6193	1.5035	1.5718
2003	1.5776	1.284	1.2970
2004	1.4002	1.1718	1.2019
2005	1.2734	1.1428	1.1620
2006	1.1798	1.0930	1.1657
2007	1.1877	0.9058	0.9984
2008	1.3017	0.9712	1.2188
2009	1.3065	1.0207	1.0532
2010 (through March 19, 2010)	1.0781	1.0156	1.0159

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note Principal Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note Principal Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

The agent for this offering, DBSI, is our affiliate. In accordance with NASD Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.